                                                                    EXHIBIT 11.1


                            A-FEM MEDICAL CORPORATION
                      CALCULATIONS OF NET INCOME PER SHARE

                              For the three months ended       For the nine months ended
                                     September 30                    September 30
                              --------------------------      ---------------------------
                                 1997            1996            1997            1996
                              ----------       ---------      ----------      -----------
Actual weighted average
shares outstanding for
the period                    12,345,115       9,198,742      11,325,314        9,035,089

Dilutive common stock,
options and warrants using
the treasury stock method(1)          --              --              --               --
                              ----------       ---------      ----------      -----------

Total shares used in per
share calculations            12,345,115       9,198,742      11,325,314        9,035,089
                              ----------       ---------      ----------      -----------

Net loss                       ($746,590)      ($717,722)      ($335,556)     ($2,800,366)
                              ----------       ---------      ----------      -----------

Net loss per share                ($0.06)         ($0.08)         ($0.03)          ($0.31)
                              ==========       =========      ==========      ===========

(1) Warrants and options outstanding are not included, as the effect would be anti-dilutive.